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                                                                 Exhibit 10.5(a)

January 30, 2004


Mr. Boy A.J. van Riel, Vice President & Treasurer
Sonesta International Hotels Corporation
116 Huntington Avenue
Boston, MA 02116

Dear Boy:

We are pleased to advise you that Citizens Bank of Massachusetts has approved for your use an unsecured line of credit at our Prime Rate in the original available amount of $2,000,000. This line of credit will be guaranteed by certain of the Company's principal domestic subsidiaries (as described in Exhibit A). Unless renewed, it will expire on December 31, 2004.

Advances under the line would be made against a revolving note, with interest payable monthly in arrears. Advances will be made only in the Bank's sole discretion. To enable the Bank to monitor the Company's financial condition, you agree to submit to the Bank the following:

         (a) fiscal year-end consolidated and consolidating financial statements audited by a CPA firm satisfactory to the Bank with 120 days after each fiscal year-end,

         (b)  quarterly 10Q reports within 45 days after each quarter-end, and

         (c)  such other information as the Bank may request from time to time.

You further agree as follows:

         (a) the line of credit will have a principal balance outstanding of zero dollars ($0) for the two-month period of November and December 2004;

         (b) the Company will not pay dividends or make distributions to shareholders during 2004 in excess of the lesser of $0.10 per share or $370,000; and

         (c) the Company will not permit its indebtedness to exceed the amounts shown on Exhibit B and will not guarantee the debt of any other entity.

All expenses incurred in connection with this transaction, including but not limited to legal and appraisal fees, shall be the direct responsibility of the Borrower, whether or not this facility becomes active.

This commitment shall expire thirty days from the date of this letter, unless the enclosed copy has been signed and delivered to the Bank on or before that date.

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Again, we are delighted to make this accommodation available to you, and are pleased to have Sonesta as one of our customers. If you are in agreement with these terms and conditions, please indicate your acceptance by signing on the two lines designated below and returning an executed copy to my attention. Thank you.

Sincerely,

/S/

Thomas E. O'Leary
Senior Vice President


ACCEPTED
SONESTA INTERNATIONAL HOTELS CORPORATION


By:/S/
   -----------------------------------------
   Boy A.J. van Riel
   Vice President & Treasurer


I hereby acknowledge and affirm guaranty of the above-described credit facility, by the principal domestic subsidiaries of Sonesta International Hotels Corporation as described in Exhibit A, in my capacity as authorized signer for said subsidiaries.

By:/S/
   -----------------------------------------
   Boy A.J. van Riel, as authorized signer
   for Sonesta subsidiaries

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